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                 THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
                         435 HUDSON STREET, SECOND FLOOR
                            NEW YORK, NEW YORK 10014
                        (HEREAFTER CALLED THE "COMPANY")

                    FLEXIBLE PREMIUM DEFERRED ANNUITY POLICY

The Company will pay the annuity benefits provided under this policy. Upon the death of the annuitant before the Annuity Commencement Date, the company will pay the death benefit provided under this policy.

RIGHT TO EXAMINE POLICY. This policy may be returned for cancellation within 10 days after the date it is received by the Owner. It may be delivered or mailed to the Company or to any agent of the company. This policy will then be cancelled as of the Date of Issue and the Company will refund to the Owner an amount equal to (a) all premiums allocated to the Interest Accumulation Account, with no deductions; plus (b) the value on the date of surrender of all premiums allocated to any Investment Account associated with an Investment Fund of the Separate Account. For the purpose of this provision, the date of surrender will be the date this policy is delivered or mailed to the Company for cancellation.

This policy is issued in consideration of the application for this policy and payment of the first premium of at least $10. This policy will take effect on the Effective Date shown below.

This page and the following pages are a part of this policy. All benefits payable are subject to the provisions of this policy.

This policy is executed by the Company at its Home Office in New York, New York on the Date of Issue of this policy.



Signed Craig A. Hawley                             Signed Tracey Hecht
Secretary                                          President


ASSETS HELD IN CONNECTION WITH THIS POLICY MAY BE HELD IN THE COMPANY'S GENERAL ACCOUNT AND/OR THE COMPANY'S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THIS POLICY AND CERTAIN OTHER POLICIES. THE ASSETS OF THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND WILL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT IS DESCRIBED IN THIS POLICY.

PREMIUMS PAYABLE AS STATED IN THE PREMIUMS PROVISIONS OF THIS POLICY, DEATH BENEFIT PAYABLE UPON ANNUITANT'S DEATH BEFORE THE ANNUITY COMMENCEMENT DATE.

ANNUITANT:                                  EFFECTIVE DATE:

OWNER:                                      DATE OF ISSUE:

POLICY NUMBER:


3805-FPA-AX                                                                05/01

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TABLE OF CONTENTS


INSURING CLAUSE.............................

RIGHT TO EXAMINE CONTRACT...................

POLICY SPECIFICATIONS.......................

BENEFIT PROVISION...........................
     Monthly Annuity Benefits
     Amount of Annuity Benefit
     Death Benefit Before the Annuity
        Commencement Date
     Fixed Amount Option
     Annuity Commencement Date
     Valid Transaction Date
     Payment of Small Annuities
     Distribution

PREMIUMS....................................
     Premiums

ALLOCATION OF PREMIUMS......................
     Allocations
     Change of Allocations

ACCUMULATION VALUE..........................

DESCRIPTION OF ACCOUNTS.....................
     Types of Accounts
     General Account
     Separate Account
     Accumulation Units
     Accumulation Unit Value
     Accumulation Unit Value Change
     Valuation Day and Valuation Period
     Changes to Separate Account
     Valuation of Assets
     Statement of Accounts

CHARGES
     Types and Amounts
        Administrative Charges
        Mortality Risk Charge
     Change in the Amount of Charges

SPECIFIED PAYMENTS OPTION...................
     Election of Specified Payments Option
     Payment of Specified Amount

WITHDRAWALS AND TRANSFERS...................
     Withdrawals and Transfers
     Withdrawals
     Transfers
     Amount of Withdrawal or Transfer
     Requests
     Postponement of Payments, Withdrawals
        Or Transfers

ANNUITY OPTIONS.............................
     Election of Form of Annuity
     Options

OWNER AND BENEFICIARY.......................
     Owner
     Beneficiary
     Change of Owner or Beneficiary

GENERAL PROVISION...........................
     The Contract
     Incontestability
     Misstatements of Age
     Assignment
     Changes to This Policy
     Survival of Payee
     Claims of Creditors
     Correspondence
     Required Information
     Non-Waiver

TABLE OF RATES..............................
     Certain Period and Continuous Annuity
     Joint and Survivor Annuity
     Full Cash Refund Annuity

TABLE OF GUARANTEED VALUES..................

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                              POLICY SPECIFICATIONS


     TYPE OF CHARGE                                          AMOUNT OF CHARGE

--------------------------------------------------------------------------------
ADMINISTRATIVE CHARGES
   CHARGE A                                 None

   CHARGE B                                 None

--------------------------------------------------------------------------------

MORTILITY RISK CHARGE                       None
--------------------------------------------------------------------------------

An explanation of all charges appears in the provision of this policy entitled "CHARGES."


The Company reserves the right to change the amount of the charges subject to the section entitled "Change in the Amount of Charges" appearing in the provision of this policy entitled "Charges." However, the total of the Administrative Charge A and the Mortality Risk Charge will not exceed a maximum daily charge at an annual rate of 2%, and Administrative Charge B will not exceed a maximum charge of $2.00 per month for each fund.

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                               BENEFIT PROVISIONS

MONTHLY ANNUITY BENEFITS. Annuity payments will be made each month to the Annuitant. Annuity payments will begin on the Annuity Commencement Date and will continue subject to the form of annuity under which payments are made. All payments will be made directly to the payee at the last address shown in the Company's records.

AMOUNT OF ANNUITY BENEFIT. The amount of the annuity benefit will be based on:
(a) the Accumulation Value of this policy on the Annuity Commencement Date; (b) the form of annuity under which payment is made; and (c) the Table of Annuity Payments in effect at the time the form of annuity is selected. However, the Table of Annuity Payments will never be less than those provided by the Table of Rates of this policy. The company will withdraw the Accumulation Value of this policy and apply it under the Annuity Options provisions of this policy on the later of: (a) the Valid Transaction Date; or (b) the Annuity Commencement Date.

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE. A death benefit will be paid to the beneficiary upon the Annuitant's death before the Annuity Commencement Date. The amount of the death benefit will be the Accumulation Value of this policy on the date the Company receives due proof of death.

Upon the Annuitant's death the designated beneficiary may elect the manner in which any death benefit is payable, subject to the Distribution provision of this section. The death benefit may be paid; (a) in a single sum; or (b) in a form of annuity offered by the company at the time the election is made; or (c) under the Fixed Amount Option described below. If no beneficiary has been designated, or if the designated beneficiary is not living upon the death of the Annuitant, then payment option (b) is not available for election.

FIXED AMOUNT OPTION. The beneficiary may elect this option as a method of payment of any death benefit payable under this policy. This option provides monthly payments of a fixed amount.

Upon receipt of due proof of the Annuitant's death, the Company will transfer the Accumulation Value of this policy associated with any Investment Fund of the Separate Account to the Interest Accumulation Account. The Company will then make monthly payments to the beneficiary of the fixed amount from the Interest Accumulation Account.

The beneficiary must elect this option on the Company's prescribed form filed at the Home Office of the Company. Such election from must specify the amount to be withdrawn each month from the Interest Accumulation Account. The amount of each monthly payment will be the greater of: (a) $100; or (b) the amount specified in the election form.

Payment of the fixed amount will begin on the later of: (a) the date designated in the election form; or (b) the date the company receives the election form. The value of the Interest Accumulation Account will be reduced each month by the amount of the fixed payment.

Payments will continue to the designated beneficiary until the earliest of: (a) the death of the designated beneficiary; (b) the date on which the value of the Interest Accumulation Account is depleted; (c) if payment is made to the designated beneficiary, the end of a period not extending beyond the life expectancy of the beneficiary, or the combined life expectancies of more than one designated beneficiary; or (d) if no beneficiary is designated or if the designated beneficiary is not living upon the Annuitant's death, the end of the 60-month period following the date on which payments of the beneficiary begin under this option. If payments to the beneficiary cease under this option pursuant to (a), any amount then remaining in the Interest Accumulation Account will be paid to the beneficiary's estate. If payments to the beneficiary cease under this option pursuant to (c) or (d), the beneficiary will receive a lump sum cash payment equal to any amount then remaining in the Interest Accumulation Account.

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                         BENEFIT PROVISIONS (CONTINUED)

Once this option has been elected by the beneficiary: (a) it may not be cancelled; and (b) the amount of the fixed payment may not be changed.

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is the first day of the calendar month on which annuity payments begin under this policy. It will be the date designated in writing by the Owner.

VALID TRANSACTION DATE. The Valid Transaction Date is the valuation day on which all the requirements for completion of a transaction have been met. This includes receipt by the company of all information, premiums, notices and papers necessary to process a transaction.

PAYMENT OF SMALL ANNUITIES. If any benefit payable under this policy is less than $20 each month ($240 each year), at the Company's option the present value of the annuity benefit may be paid in one payment to the payee.

DISTRIBUTION. Anything in this policy to the contrary notwithstanding, the following distribution rules shall apply to the benefits payable under this policy.

     (1) If the Owner of this policy is the same individual as the named Annuitant, the following rules shall apply:

          (a) If said Owner dies on or after the Annuity Commencement Date and before the entire interest under this policy has been distributed to the Owner, the remaining portion of such interest shall be distributed either (i) as continued payments to the beneficiary, if the payment option to the Owner was the Period Certain and Continuous Annuity Option; or (ii) as continued payments to the joint annuitant, if the payment option to the Owner was the Joint and Survivor Annuity - 66-2/3% Benefit to Joint Annuitant Option.

          (b) If said Owner dies before the Annuity Commencement Date, the entire interest under this policy will be distributed to the beneficiary within five years after the death of the Owner, except that, if payments to a named beneficiary begin within one year after the death of the Owner, then such payments may be made over (i) the life of the beneficiary; or (ii) a period not extending beyond the life expectancy of the beneficiary.

     If the named beneficiary is the spouse of the Owner, the provisions of this Paragraph (1) shall apply to such spouse as if the spouse were the Owner of this policy.

     The named beneficiary shall be the beneficiary named by the Owner.

     (2) If the Owner of this policy and the named Annuitant are different individuals, the following rules shall apply:

          (a) If the Owner dies on or after the Annuity Commencement Date, and before the entire interest under this policy has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distributions being used as of the date of the Owner's death.

          (b) If the Owner dies before the Annuity Commencement Date the entire interest under this policy will be distributed within five years after the death of the Owner, except

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               that, if payments to a named beneficiary begin within one year after the death of the Owner, then such payments may be made over
               (i) the life of the beneficiary; or (ii) a period not extending beyond the life expectancy of the beneficiary.

     If the Annuitant has been designated in writing by the Owner to receive the proceeds under this policy, then the Annuitant will be deemed to be the named beneficiary for purposes of this Paragraph (2).

     If the named beneficiary is the spouse of the Owner, the provisions of this Paragraph (2) shall apply to such spouse as if the spouse were the Owner of this policy.

                                    PREMIUMS

PREMIUMS. The first premium must be paid on or before the Effective Date of this policy to place this policy in force. At any time before the Annuity Commencement Date the Owner may pay premiums on the dates and in the amounts the Owner wishes. However, no premium payment may be less than $10. In any event, no premiums may be paid at any time while payments are being made in connection with an election for the Specified Payments Option as describe in this policy.

Premiums must be paid to the Company's Home Office or to a duly authorized representative of the Company. The Owner is entitled to an official receipt signed by and Officer of the Company and countersigned by the person to whom the premium was paid.

                             ALLOCATION OF PREMIUMS

ALLOCATIONS. The Owner has the right to designate the percentage of the premium that is to be allocated to any of the Investment Accounts described under the "Description of Accounts" provision. The company will allocate all premiums paid under this policy in the manner designated by the Owner. Allocation designations must be shown as a percentage of the total premium, in any multiple of 1%, up to 100%.

Any premiums that are allocated to the Interest Accumulation Account will be credited as of the date that they are received by the company. Any premiums allocated to any Investment Account associated with an Investment Fund of the Separate Account will be credited as of the valuation day in which they are received by the Company.

CHANGE OF ALLOCATIONS. The Owner may change the manner in which premiums are allocated under this policy at anytime. A request for a change of allocation must be in a manner satisfactory to the Company. No change of allocation will be effective until the request for the change has been received and recorded by the Company. All premiums paid on or after the effective date of the change will be allocated in the manner requested.

                               ACCUMULATION VALUE

ACCUMULATION VALUE. The Accumulation Value of this policy at any time is the total current value of the Investment Accounts as described below.

     The current value of the Interest Accumulation Account at any time on or before the Annuity Commencement Date is equal to: (a) the total of all premiums allocated or transferred under this policy to the Interest Accumulation Account; plus (b) all interest accrued on such premiums; less
     (c) any withdrawals or transfers under this policy from the Interest Accumulation Account; less (d) the total of all charges from the Interest Accumulation Account permitted under the "Charges" provisions.

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     The current value of any Investment Account associated with an Investment
     Fund of the Separate Account on any valuation day on or before the Annuity Commencement Date is equal to: (a) the number of accumulation units credited to this policy for that Investment Account on that valuation day; multiplied by (b) the accumulation unit value for that Investment Fund for the valuation period which includes that day.

     Premiums allocated to any Investment Account associated with an Investment Fund of the Separate Account will credit this policy with accumulation units. On any valuation day when an amount is allocated to, or withdrawn or transferred from, such Investment Account, the number of accumulation units to be credited to or charged against this policy will be: (a) the amount allocated, withdrawn or transferred; divided by (b) the accumulation unit value for the specified Investment Fund for the current valuation day. The number of accumulation units credited to such Investment Account on any valuation day will be: (a) the sum of any accumulation units credited to that Investment Account; minus (b) the sum for any accumulation units charged against that Investment Account.

TERMINATION OF THIS POLICY. This policy will continue in force provided that the Accumulation Value of this policy has not been withdrawn in its entirety. The Company may terminate this policy after the Annuitant has attained age 59 1/2 and before the Annuity Commencement Date by payment of the Accumulation Value of this policy in one payment to the Owner if: (a) the Accumulation Value is less than $500; and (b) no premiums have been paid toward this policy for thirty-six consecutive months (three years). The Company will then be released from further liability under this policy.

                             DESCRIPTION OF ACCOUNTS

TYPES OF ACCOUNTS. The Company maintains the following Investment Accounts under this policy.

     INVESTMENT ACCOUNT                              INVESTMENT MEDIUM
     Interest Accumulation Account                   The General Account
     Variable Investment Funds                       Separate Account

The current Variable Investment Funds for this product offering are included in the variable annuity product prospectus. Please see the current PROSPECTUS HERE.

GENERAL ACCOUNT. All premiums allocated to the Interest Accumulation Account will become part of the Company's general assets. All premiums allocated to the Interest Accumulation Account will be credited with interest at the current rate of interest described below. Such interest will be credited on dates determined by the Company, but not less frequently than once each calendar month.

The current rate of interest will be: (a) the rate declared from time to time by the Company for the class of policies to which this policy belongs; or (b) if the Fixed Amount Option described in this policy is in effect, the rate declared by the Company for such option as of the date on which the first payment is made to the beneficiary under such option. In no event will the current rate of interest be less than a daily rate based on an effective annual rate of 3%.

SEPARATE ACCOUNT. All premiums allocated to the Variable Investment Funds will become part of the Separate Account. The Company maintains the Separate Account under the designation of The American Separate Account 5. The Separate Account is a separate investment account into which a portion of the Company's assets in connection with this and certain other polices may be allocated. The Separate Account consists of the following Investment Accounts:

     -    Stock Fund - No longer available.

     -    Money Market Fund - No longer available.

     -    Bond Fund - No longer available.

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     -    Composite Fund - No longer available.

     - Variable Investment Funds --- The Variable Investment Funds own shares of the various fund of the Investment Company that is invested primarily in a portfolio of common stocks that are listed on national securities exchanges or on the National Association of Securities Dealers Automated Quotations; however, amounts may be invested in: (a) stocks traded over-the-counter or other equity-related securities; (b) foreign equity or equity-type securities traded in U.S. markets; and
          (c) the types of money-market instruments in which the Money Market Fund of the Investment Company may invest pending more permanent investment or to utilize cash reserves effectively. The Variable Investment Funds may also invest in publicly-traded debt securities such as: bonds; notes; debentures; and equipment trust certificates. Such investments are primarily of the quality of the four highest categories according to the ratings of a nationally recognized rating service. However, to a lesser extent the fund may be invested in lower rated or unrated securities.

The value of the assets in any Variable Investment Fund of the Separate Account will increase or decrease based upon the investment results of that Investment Fund during each valuation period.

The assets of each Variable Investment Fund of the Separate Account are the exclusive property of the Company. The Company will not be considered a trustee of the assets for the benefit of any person allocating premiums to the Separate Account. All income, gains and losses of a Variable Investment Fund of the Separate Account will be credited to or charged against that Variable Investment Fund without regard to other income, gains or losses of the Company. The assets of each Variable Investment Fund of the Separate Account are not chargeable with any liabilities arising out of any other business the Company may conduct.

ACCUMULATION UNITS. Each Variable Investment Fund of the Separate Account is maintained in accumulation units. Accumulation units will be used to calculate the value of each Variable Investment Fund of the Separate Account. The number of accumulation units will change based on any amounts allocated to, or withdrawn or transferred from, each Variable Investment Fund of the Separate Account during each valuation period. The number of accumulation units to be added to or deducted from each Investment Fund at the end of each valuation period is: (a) the amount allocated, withdrawn or transferred during the present valuation period, divided by (b) the accumulation unit value for that valuation period.

ACCUMULATION UNIT VLAUE. Each Variable Investment Fund of the Separate Account has its own distinct unit value. The value of each accumulation unit was arbitrarily set at $1.00 when the first investment was made in each Variable Investment Fund. The accumulation unit value for each Variable Investment Fund will change for each valuation day based upon the investment results of that Variable Investment Fund on that valuation day. For any valuation period, the accumulation unit value is: (a) the accumulation unit value applicable to that Investment Fund for the preceding valuation period; multiplied by (b) the accumulation unit value change factor for that Variable Investment Fund for the current valuation period.

ACCUMULATION UNIT VALUE CHANGE FACTOR. For any valuation period, the accumulation unit value change factor for each Variable Investment Fund of the Separate Account is: (a) the ratio of (i) the asset value of the Variable Investment Fund at the end of the current valuation period before any amounts are allocated to, or withdrawn or transferred from, that Variable Investment Fund during that valuation period; to (ii) the asset value of that Variable Investment Fund at the end of the last valuation period after any change in the number of accumulation units for that period; divided by (b) 1.00 plus the total of all charges other than Administrative Charge B, as described under the "Charges" provisions, for the number of days from the end of the last valuation period to the end of the current valuation period.

VALUATION DAY AND VALUATION PERIOD. A valuation day for each Variable Investment Fund of the Separate Account is each day the New York Stock Exchange is open for business, or any other day on which a share value is declared by the Investment Company for the Investment Company's shares in which that Variable Investment Fund is invested. A valuation period will start at the close of business on each valuation day and will end at the close of business on the next valuation day.

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CHANGES TO SEPARATE ACCOUNT. The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations; (a) to have the Separate Account invest at any time in any new Variable Investment Fund offered by the Company; (b) to create additional separate accounts or combine any two or more separate accounts, including the Separate Account; (c) to transfer assets determined by the Company to be attributable to the class of contracts to which the contract belongs from the Separate Account to another separate account of the Company; and (d) to cause the registration or deregistration of any of the Company's separate accounts under the Investment Company Act of 1940.

VALUATION OF ASSETS. The asset value of each Variable Investment Fund of the Separate Account is the total value of the shares owned in the corresponding Fund of the Investment Company.

STATEMENT OF ACCOUNTS. Prior to the Annuity Commencement Date, the Company will send the Owner a statement at least once every three months. The statement will show for the period covered by the statement: (a) the amount of all premiums paid under the policy; (b) the interest accrued on any amounts held under this policy in the Interest Accumulation Account; (c) any amounts held under this policy under each Investment Account associated with an Investment Fund of the Separate Account; and (d) the total of all withdrawals or transfers under any Investment Account. The statement will also show as of the date of the statement the Accumulation Value available to provide; (a) an annuity benefit; (b) cash return; or (c) death benefit. The Company will always send a statement showing the status of each Investment Account at the end of each calendar year.

                                     CHARGES

TYPES AND AMOUNTS OF CHARGES. The amount of each charge which the Company may deduct under this policy is described below.

     - ADMINISTRATIVE CHARGES. The Company will deduct the following charges incurred for the administration of this policy:

     - CHARGE A. The company will deduct from each Investment Fund of the Separate Account a charge for expenses incurred for marketing and administration of this policy and any state or other taxes. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund of the Separate Account at the annual rate shown in the Policy Specifications.

     - CHARGE B. Each month the Company will deduct a charge to reimburse it for the administration of this policy. The Company will deduct the amount shown in the Policy Specifications from the value of each Investment Account in which any portion of the Accumulation Value of this policy is held at the end of each calendar month.

     - MORTALITY RISK CHARGE. The Company will deduct from each Investment Fund of the Separate Account a charge to compensate it for assuming the mortality risks under this policy. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund of the Separate Account at the annual rate shown in the Policy Specifications.

CHANGE IN THE AMOUNT OF CHARGES. The Company reserves the right to: (a) increase or decrease the Administrative Charges; and (b) decrease the Mortality Risk Charge.

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                            SPECIFIED PAYMENTS OPTION

ELECTION OF SPECIFIED PAYMENTS OPTION. This option may be elected by the Owner for monthly payments to the Annuitant at any time before the Annuity Commencement Date.

The Owner must elect this option on the Company's prescribed form filed at the Home Office of the Company. Such election must specify the amount to be withdrawn each month from each Investment Account.

PAYMENT OF SPECIFIED AMOUNT. This option provides monthly payments to the Annuitant of the specified amount. The amount of each monthly payment will be the greater of: (a) $100; or (b) the amount specified in the form electing this option.

Payment of the specified amount will begin on the later of: (a) the date designated in the election form; or (b) the date the Company receives the election form. The amount of the specified payment will be deducted from the Investment Accounts designated in the election form. The value of the designated Investment Accounts will be reduced each month by the amount of the specified payment. Payments will continue until the earliest of: (a) the death of the Annuitant; (b) the date of receipt by the Company of the Owner's request to cancel this option; (c) the first date on which the value of the designated Investment Account is depleted; (d) the first date on which the value of the designated Investment Account is not sufficient to provide payment of the specified amount; or (e) the Annuity Commencement Date.

No premiums may be made under this policy at any time while this option is in effect.

At any time before payments cease the Owner has the right to: (a) request a change in the amount of the monthly payment; or (b) cancel this option.

                            WITHDRAWALS AND TRANSFERS

WITHDRAWALS AND TRANSFERS. At any time before the Annuity Commencement Date the Owner may: (a) withdraw all or any part of the Accumulation Value of this policy; or (b) transfer all or any part of the Accumulation Value of this policy between any of the Investment Accounts. No withdrawal or transfer may be made on or after the Annuity Commencement Date.

WITHDRAWALS. Any withdrawal under this policy from the Interest Accumulation Account will result in a decrease in the Accumulation Value of this policy based on the interest Accumulation Account. Any withdrawal under this policy from any Investment Account associated with a Variable Investment Fund of the Separate Account will result in a decrease in the number of accumulation units credited to this policy for the Investment Account of the Separate Account from which the withdrawal is made. This policy will continue in force provided that the Accumulation Value of this policy has not been withdrawn in its entirety.

TRANSFERS. Transfers may be made between any of the Investment Accounts. A transfer under this policy involving the Interest Accumulation Account will result in a change in the Accumulation Value of this policy based on the Interest Accumulation Account. A transfer involving any Investment Account associated with a Variable Investment Fund of the Separate Account will result in a change in the number of accumulation units credited to this policy for that Investment Account.

AMOUNT OF WITHDREAWAL OR TRANSFER. The amount to be withdrawn or transferred may be designated as: (a) dollar amount; or (b) a number of accumulation units; or
(c) as a percentage of the value of the selected Investment Account. The amount to be withdrawn or transferred from any Investment Account will be the lesser of: (a) the amount requested; or (b) the amount in that Investment Account on the date of payment.

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REQUESTS. All requests for withdrawal or transfer must be in a manner satisfactory to the Company. A request for any transfer or partial withdrawal must state which of the Investment Accounts will be affected by the request. All requests for withdrawal or transfer will be effective on the later of: (a) the date the Company receives the request; or (b) the date specified in the request. No request for withdrawal or transfer will be binding until the request and all information necessary to process the request have been received by the Company.

POSTPONEMENT OF PAYMENTS, WITHDRAWALS OR TRANSFERS. The Company may postpone the transfer, or payment of any withdrawal, involving the Interest Accumulation Account for up to six months following the date of request for a transfer or withdrawal.

The Company will transfer or pay the amount of any withdrawal or benefit involving any Investment Account associated with a Variable Investment Fund of the Separate Account within 7 days; except that the Company may defer any such transfer or payment if: (a) the New York Stock Exchange is closed for other than usual weekends or holidays; or (b) trading on the Exchange is restricted as determined by the Securities and Exchange Commission; or (c) an emergency exists as determined by the Securities and Exchange Commission, whereby: (i) disposing of securities is not practicable; or (ii) it is not reasonably practicable to determine the share value of each of the Funds of the Investment Company in which the Separate Account is invested; or (d) the Securities and Exchange Commission by order permits postponement for the protection of the interest of all parties involved in the Separate Account.

                                 ANNUITY OPTIONS

Election of form of annuity. Election of the form of annuity is to be made by the Owner before the Annuity Commencement Date. Following such election the Accumulation Value of this policy will be withdrawn by the Company and applied under one of the forms of annuity described below.

     - SINGLE PAYMENT. The Accumulation Value will be paid in a single payment.

     - CERTAIN PERIOD AND CONTINUOUS ANNUITY. Annuity payments are payable each month during the Annuitant's lifetime. Upon the Annuitant's death before the end of the certain period (10 years or 15 years), annuity benefits will continue to be paid to the beneficiary until the end of such certain period.

     - JOINT AND SURVIVIOR ANNUITY. 66-2/3% BENEFIT TO JOINT ANNUITANT. Annuity payments are payable each month during the Annuitant's lifetime. Upon the Annuitant's death, monthly annuity payments equal to 66-2/3% of the Annuitant's monthly annuity benefit are payable during the lifetime of the Joint Annuitant. If both the Annuitant and the Joint Annuitant die before annuity benefits have been paid for ten years, annuity payments will continue to be paid each month to the beneficiary until the end of such ten-year period. The amount of the monthly annuity benefit payable to the beneficiary is the amount of the monthly annuity benefit being paid under this policy immediately before the date payments to the beneficiary begin.

     - FULL CASH REFUND ANNUITY. Annuity payments are payable each month during the Annuitant's lifetime. Upon the Annuitant's death the beneficiary will receive a payment of: (a) the Accumulation Value of this policy on the Annuity Commencement Date; less (b) the total of all monthly payments made to the Annuitant since the Annuity Commencement Date. Payments to the beneficiary may be: (a) in a single payment; or (b) as a Ten Years Certain and Continuous Annuity; or (c) as a combination of these methods of payments. However, if the beneficiary is not the Annuitant's spouse, the only form of payment under this provision will be a single sum payment.

     - OTHER OPTIONS. Any other reasonable from of payments as may be agreed to by the Company.

The table used to purchase annuities: (a) will be the table in effect on the date of election of payment of benefits; but (b) will not be less than the annuity purchase rate shown on page 14 of this policy.

If the Company is issuing a single premium immediate annuity on the date of election of payment, of benefits the Company will: (a) determine if the interest and mortality tables for the single premium immediate annuity are more favorable; and (b) use the more favorable table in calculating benefit payments under this policy.

In no event will the annuity purchase rates be less favorable than those provided by the Group Annuity Table for 1951 (male): (a) with Projection C to 1971; (b) with ages set back two years for males and seven years for females;
(c) at 3% interest; and (c) an expense loading of 2% of the net premium.

The values and benefits are not less than the minimum values and benefits required by or pursuant to any federal statute or any statute of the state in which this policy is delivered.

                              OWNER AND BENEFICIARY

OWNER. The Owner will be the Annuitant unless a different Owner is named in the application. The Owner has all rights under this policy. If the Owner is an individual and dies before the Annuitant, all rights of the Owner will belong to the state or heirs of the Owner unless otherwise provided in the form naming the Owner.

BENEFICIARY. The Owner may designate, with the right to change such designation, a beneficiary to receive any benefits payable upon the death of the Annuitant. The beneficiary is the person or persons named in the application. In a class of beneficiaries of more than one person, benefits will be paid in equal shares unless otherwise stated. The term "children", when used to designate a beneficiary without naming such children, will mean all lawful children, including legally adopted children.

If no designated beneficiary is living at the time any payments become payable to the beneficiary under this policy, the Company will pay such benefits to the first surviving class of the following beneficiaries: (a) to the Annuitant's surviving spouse; or (b) to the Annuitant's surviving children in equal shares; or (c) to the Annuitant's surviving parents in equal shares; or (d) to the Annuitant's surviving brothers and sisters in equal shares; or (e) to the executor or administrator of the Annuitant's estate.

CHANGE OF OWNER OR BENEFICIARY. The Owner may change the Owner of this policy or the beneficiary at any time. A change form will be binding only after the change form has been received and recorded by the Company at its Home Office. The change will be effective on the date the notice is recorded by the Company whether or not the Annuitant is living on the date such notice is received. The Company will not be liable for any payment made before any change has been received and recorded.

                               GENERAL PROVISIONS

THE CONTRACT. This policy is issued in consideration of the application and the payment of the first premium. A copy of the application is attached as part of this policy. This policy, including any application or rider now attached or later added, constitute the entire contract. This policy will be in force on the Effective Date if: (a) the first premium has been paid, and (b) this policy has been issued and delivered to the Owner. This policy may not be changed, nor any rights or requirements waived or extended, without the written consent of the Company.

INCONTESTABILITY. After the Date of Issue the Company will not contest this policy.

MISSTATEMENTS OF AGE. If the age or sex of any payee has been misstated, all benefits under this policy will be adjusted to the amount of benefit which would have been purchased at the correct age or under the correct sex. The amount of any underpayment or overpayment will be calculated with interest at the rate of 6% per year. The amount of any overpayments by the company, plus interest, will be deducted from the next payments made under this policy. The dollar amount of any underpayments, plus interest, will be added in a single sum to the next payment made under this policy.

ASSIGNMENT. The Owner may assign this policy. No assignment may be binding until it has been received and recorded by the Company at its Home Office. It will not apply to any payment made before the assignment was recorded. The Company will not be responsible for its validity.

An assignment will not, and an assignee cannot, change the beneficiary. The rights of the beneficiary will be subject to the rights of any assignee. An assignment is not a change in Owner. An assignee is not an Owner as used in this policy.

CHANGES TO THIS POLICY. No change to this policy will be valid without the written consent of the Company. No change will affect any benefits which became payable prior to the effective date of such change.

SURVIVAL OF PAYEE. Proof acceptable to the Company may be required to establish that any payee is living on any date a benefit is payable under this policy. Such proof may be by personal endorsement of the check drawn for payment or by any other means acceptable to the Company.

CLAIMS OF CREDITORS. To the extent permitted by law, no payment by the Company under this policy will be subject to: (a) the claims of any creditors; (c) alienation; (c) attachment; (d) garnishment; or (e) levy (other than a Federal tax levy in accordance Section 6331 of the Internal Revenue Code); (f) execution; or (g) other legal process. Also, no payment will be subject to any legal process to enforce any such claim.

CORRESPONDENCE. Any request, change, notice or proof must be received and recorded at the Home Office of the Company. Receipt will be deemed to take place on the business day such information is received by the Company at its Home Office.

REQUIRED INFORMATION. The Owner must furnish the Company with any facts and information that may be required for the operation of this policy. Such information may be the original or photocopy of any pertinent records. The Company will be fully protected in relying upon the information furnished, even if the Company does not inquire as to the accuracy or completeness of such information.

NON-WAIVER. The Company's rights under this policy will not be reduced or denied due to its failure to perform or insist upon the strict performance of ay provision or condition of this policy.

                             TABLE OF RATES (MALES)

The following table shows the amount of monthly annuity benefits provided by each $1,000 of Accumulation Value at the age of the payee on the date payments begin.

--------------------------------------------------------------------------------------------------------------------
               CERTAIN PERIOD AND                                            JOINT AND SURVIVOR ANNUITY
               CONTINUOUS ANNUITY                                         66 2/3% BENEFIT TO JOINT ANNUITANT
               ------------------                                         ----------------------------------

                                                            AGES OF ANNUITANT AND
                                                            JOINT ANNUITANT ON THE
                                                            ANNUITY COMMENCEMENT DATE
                                                            -------------------------

                  10 YEARS        15 YEARS
                  --------        --------                                                AMOUNT OF      AMOUNT OF
                                                                                           MONTHLY        MONTHLY
                  AMOUNT OF       AMOUNT OF                                 AGE          ANNUITY AT      ANNUITY TO
                   MONTHLY         MONTHLY               AGE OF            JOINT          AGE 65 OF        JOINT
     AGE           ANNUITY         ANNUITY              ANNUITANT        ANNUITANT        ANNUITANT      ANNUITANT
     ---           -------         -------              ---------        ---------        ---------      ---------
      59            $5.18           $4.98                   65              59             $4.91           $3.27
      60             5.30            5.07                   65              60              4.97            3.31
      61             5.44            5.17                   65              61              5.02            3.35
      62             5.57            5.27                   65              62              5.08            3.39
      63             5.72            5.38                   65              63              5.14            3.43
      64             5.87            5.48                   65              64              5.20            3.47

      65             6.02            5.58                   65              65              5.26            3.51
      66             6.19            5.69                   65              66              5.32            3.55
      67             6.35            5.79                   65              67              5.37            3.58
      68             6.53            5.89                   65              68              5.43            3.62
      69             6.70            5.98                   65              69              5.49            3.66
      70             6.89            6.07                   65              70              5.55            3.70

      71             7.07            6.16                   65              71              5.60            3.73
      72             7.26            6.24
      73             7.44            6.31
      74             7.63            6.38
      75             7.81            6.44
--------------------------------------------------------------------------------------------------------------------

                            FULL CASH REFUND ANNUITY

                  AMOUNT                   AMOUNT                            AMOUNT                       AMOUNT
                OF MONTHLY               OF MONTHLY                        OF MONTHLY                   OF MONTHLY
     AGE          ANNUITY        AGE       ANNUITY           AGE             ANNUITY        AGE           ANNUITY
     ---          -------        ---       -------           ---             -------        ---           -------
      59          $4.79           64       $5.34              69             $6.05           74           $6.96
      60           4.88           65        5.46              70              6.21           75            7.18
      61           4.99           66        5.60              71              6.39           76            7.40
      62           5.10           67        5.74              72              6.57           77            7.63
      63           5.21           68        5.89              73              6.76           78            7.87
--------------------------------------------------------------------------------------------------------------------

The amount of monthly annuity benefit provided by these tables is based on the guaranteed interest rate of 3% per year. If a higher amount of interest is declared by the Company, the amount of each monthly annuity benefit will be increased.

The Company will calculate amounts for ages and other forms of annuities not shown. These calculations will be based on the same actuarial assumptions. Such information will be furnished upon request.

                            TABLE OF RATES (FEMALES)

The following table shows the amount of monthly annuity benefits provided by each $1,000 of Accumulation Value at the age of the payee on the date payments begin.

--------------------------------------------------------------------------------------------------------------------
               CERTAIN PERIOD AND                                            JOINT AND SURVIVOR ANNUITY
               CONTINUOUS ANNUITY                                         66 2/3% BENEFIT TO JOINT ANNUITANT
               ------------------                                         ----------------------------------

                                                            AGES OF ANNUITANT AND
                                                            JOINT ANNUITANT ON THE
                                                            ANNUITY COMMENCEMENT DATE
                                                            -------------------------

                    10 YEARS        15 YEARS
                    --------        --------                                              AMOUNT OF      AMOUNT OF
                                                                                           MONTHLY        MONTHLY
                    AMOUNT OF       AMOUNT OF                               AGE          ANNUITY AT      ANNUITY TO
                     MONTHLY         MONTHLY             AGE OF            JOINT          AGE 65 OF        JOINT
     AGE             ANNUITY         ANNUITY            ANNUITANT        ANNUITANT        ANNUITANT      ANNUITANT
     ---             -------         -------            ---------        ---------        ---------      ---------
      59             $4.64            $4.53                 65               59             $4.80           $3.20
      60              4.74             4.61                 65               60              4.84            3.23
      61              4.84             4.70                 65               61              4.88            3.25
      62              4.95             4.79                 65               62              4.92            3.28
      63              5.06             4.88                 65               63              4.96            3.31
      64              5.18             4.98                 65               64              4.99            3.33

      65              5.30             5.07                 65               65              5.03            3.35
      66              5.44             5.17                 65               66              5.06            3.37
      67              5.57             5.27                 65               67              5.09            3.39
      68              5.72             5.38                 65               68              5.13            3.42
      69              5.87             5.48                 65               69              5.16            3.44
      70              6.02             5.58                 65               70              5.18            3.45

      71              6.19             5.69                 65               71              5.21            3.47
      72              6.35             5.79
      73              6.53             5.89
      74              6.70             5.98
      75              6.89             6.07
--------------------------------------------------------------------------------------------------------------------

                            FULL CASH REFUND ANNUITY

                  AMOUNT                   AMOUNT                            AMOUNT                       AMOUNT
                OF MONTHLY               OF MONTHLY                        OF MONTHLY                   OF MONTHLY
     AGE          ANNUITY        AGE       ANNUITY           AGE             ANNUITY        AGE           ANNUITY
     ---          -------        ---       -------           ---             -------        ---           -------
      59           $4.78          64       $5.32              69             $6.02           74           $6.94
      60            4.88          65        5.45              70              6.19           75            7.12
      61            4.98          66        5.58              71              6.37           76            7.35
      62            5.09          67        5.72              72              6.53           77            7.59
      63            5.21          68        5.87              73              6.73           78            7.79
--------------------------------------------------------------------------------------------------------------------

The amount of monthly annuity benefit provided by these tables is based on the guaranteed interest rate of 3% per year. If a higher amount of interest is declared by the Company, the amount of each monthly annuity benefit will be increased.

The Company will calculate amounts for ages and other forms of annuities not shown. These calculations will be based on the same actuarial assumptions. Such information will be furnished upon request.

                           TABLE OF GUARANTEED VALUES

The Table of Guaranteed Accumulation Values shown below illustrates the guaranteed accumulation value that would apply to an Annuitant on each anniversary of Issue Age, as hereinafter defined, if (a) $100 has been remitted under this policy at the beginning of each month on and after said Issue Age, and (b) such remittances had been accumulated in the Interest Accumulation Account at an interest rate of 3% per year.

The term "Issue Age" as used in the preceding paragraph means the age of an Annuitant at the date of the first remittance made under this policy.

    ANNIVERSARY          GUARANTEED          ANNIVERSARY          GUARANTEED
     OF ISSUE           ACCUMULATION          OF ISSUE           ACCUMULATION
       AGE                  VALUE                AGE                 VALUE
--------------------------------------------------------------------------------
        1                $1,219.41               26                $47,012.04
        2                 2,475.41               27                 49,641.82
        3                 3,769.08               28                 52,350.08
        4                 5,101.56               29                 55,140.41
        5                 6,474.02               30                 58,014.03

        6                 7,887.66               31                 60,973.87
        7                 9,343.70               32                 64,022.49
        8                10,843.42               33                 67,162.58
        9                12,388.14               34                 70,396.87
       10                13,979.19               35                 73,728.19

       11                15,617.98               36                 77,159.45
       12                17,305.93               37                 80,693.64
       13                19,044.52               38                 84,333.66
       14                20,835.27               39                 88,083.29
       15                22,679.74               40                 91,945.20

       16                24,579.54               41                 95,922.97
       17                26,536.34               42                100,020.07
       18                28,551.84               43                104,240.09
       19                30,627.81               44                108,586.70
       20                32,766.06               45                113,063.71

       21                34,968.45               46                117,675.04
       22                37,236.92               47                122,424.70
       23                39,573.44               48                127,316.86
       24                41,980.05               49                132,355.77
       25                44,458.86               50                137,545.86
